Exhibit 3.2

AMENDED AND RESTED CERTIFICATE OF INCORPORATION

OF

TRINITY INDUSTRIES, INC.
(Originally incorporated on August 4, 1986)

ARTICLE I

Name

The name of the corporation is Trinity Industries, Inc.

ARTICLE II

Registered Office and Agent

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purpose

The purposes for which the corporation is organized are as follows:

1. To design and manufacture products of every description fabricated in the various grades of ferrous and non-ferrous metals and their alloys, and to buy, sell and otherwise deal therein.

2. To construct, build, manufacture, maintain, overhaul, repair and erect structures of every kind and description manufactured of various grades of ferrous and non-ferrous metals and their alloys, and to contract for the construction and erection of such structures.

3. To manufacture, buy, sell, procure, distribute, market, exchange, import, export and in any other manner deal in or deal with (as principal, agent or otherwise) steel pressure vessels, refinery equipment, oil field supplies, poles and other products fabricated of various grades of ferrous and non-ferrous metals and their alloys, as well as materials, parts, instruments, devices and any other equipment, tools, parts, components and supplies.

4. To acquire by purchase, lease or otherwise erect, maintain, operate, lease, mortgage and otherwise deal in and deal with buildings, warehouses, storehouses, manufacturing plants, factories, machine shops and any other structures and equipment necessary, useful or desirable for the conduct of the business of the corporation.

5. To manufacture, purchase or otherwise acquire and to hold, own, mortgage or otherwise lien, pledge, lease, sell, assign, exchange, transfer or in any manner dispose of, and to invest, deal and trade in and with goods, wares and merchandise and personal property of any and every class or description within or without the State of Delaware.

6. To acquire the good will, rights and property and to undertake the whole or any part of the assets and liabilities of any person, firm, association or corporation; to pay for the same in cash, the stock of the corporation, bonds or otherwise; to hold or in any manner to dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired, and to exercise all the powers necessary or convenient in and about the conduct and management of such business.

7. To purchase or otherwise acquire, apply for, register, hold, use, sell or in any manner dispose of, and to grant licenses or other rights in, and in any manner deal with, patents, inventions, improvements, processes, formulas, trademarks, trade names, rights and licenses secured under letters patent, copyrights or otherwise.

8. To enter into, make and perform contracts of every kind for any lawful purpose, with any person, firm, association or corporation, town, city, county, body politic, state, territory, government or colony or dependency thereof.

9. To render general and special services and advice, and to do all things as may be necessary or convenient in carrying out any or all of the foregoing purposes.

10. To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

11. The objects and purposes specified herein shall be regarded as independent objects and purposes and, except where otherwise expressed, shall in no way be limited nor restricted by reference to or inference from the terms of any other clause or paragraph of this Certificate of Incorporation.

12. The foregoing shall be construed both as objects and powers, and the enumeration thereof shall not be held to limit or restrict in any manner the general powers conferred on the corporation by the laws of the State of Delaware.

ARTICLE IV

Authorized Capital Stock

The total number of shares of stock which the corporation shall have authority to issue is Four Hundred and One Million and Five Hundred Thousand (401,500,000) shares, of which One Million Five Hundred Thousand (1,500,000) shares shall be voting Preferred Stock without par value and Four Hundred Million (400,000,000) shares shall be Common Stock with a par value of one cent ($0.01) per share.
The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of the shares of Preferred Stock and Common Stock of the corporation and of the authority expressly granted hereby to the Board of Directors of the corporation to fix by resolution or resolutions any of such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof that may be desired but which shall not be fixed by this Certificate of Incorporation.

A.     Preferred Stock. The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of the shares of Preferred Stock.

1. Voting Rights of Preferred Stock. In addition to such voting rights as may from time to time be required by the laws of Delaware, the holders of Preferred Stock shall vote at such times as holders of

Common Stock may vote and in a like manner, one vote for each share of stock held, and all shares of the corporation shall be voted as a single class, except where specifically required by law to vote separately.

2. Provisions Regarding Issuance. The Preferred Stock may be issued from time to time in one or more series and in such amounts and for such consideration as may be determined by the Board of Directors. The designations, powers, preferences, and relative participating, optional, conversion and other special rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock, and as between the series of the Preferred Stock, shall be as are fixed herein and, to the extent not fixed herein, shall be such, not inconsistent with the provisions of this Article IV, as may be fixed by the Board of Directors, authority so to do being hereby expressly granted, and stated in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series (herein called "Directors' Resolution"). The Directors' Resolution as to any series shall (a) designate the series, (b) fix the dividend rate of such series, the payment dates for dividends on shares of such series and, if the Board of Directors deems it advisable to cause dividends to be cumulative, the date or dates, or the method of determining the date or dates, from which dividends on shares of such series shall be cumulative, (c) fix the amount or amounts payable on shares of such series upon voluntary liquidation, dissolution or winding up, (d) state the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed at the option of the corporation; and such Directors' Resolution may, in a manner not inconsistent with the provisions of this Article IV, (i) limit the number of shares of such series which may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and determine the terms and conditions governing the operation of any such fund, (iii) impose conditions or restrictions upon the creation of indebtedness or upon the issue of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up, (iv) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the redemption or acquisition of, shares of such series, or shares of junior stock theretofore issued, or any shares of any class of stock thereafter to be issued, or any shares of Preferred Stock theretofore issued ranking inferior to such series (as to dividends or distribution of assets on liquidation, dissolution or winding up) to the extent that the terms of such shares theretofore issued do not expressly prohibit the imposition of such conditions or restrictions, or any shares of Preferred Stock theretofore issued ranking prior to or on a parity with such series (as to dividends or distribution of assets on liquidation, dissolution or winding up) to the extent that the terms of such shares theretofore issued expressly permit the imposition of such conditions or restrictions, (v) grant rights of conversion or exchange of shares of such series into or for shares of junior stock, and (vi) grant such other special rights as shall not be inconsistent with the provisions of this Article IV. The term "junior stock," as used in this Article IV, shall mean shares of capital stock of the corporation ranking junior to Preferred Stock as to dividends and distribution of assets on liquidation, dissolution or winding up.

3. General Provisions. Subject to such further conditions or restrictions as may be imposed in any Directors' Resolution, so long as any shares of the Preferred Stock are outstanding, in no event shall any dividends whatsoever, whether in cash, stock or otherwise, be paid or declared, or any distribution be made, on any junior stock, nor shall any shares of junior stock (other than junior stock acquired in exchange for or out of the proceeds of the issue of other junior stock or out of contributions to the capital of the corporation) be purchased, redeemed, retired or otherwise acquired for a valuable consideration by the corporation:

(1) unless all dividends on the Preferred Stock for all past dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart, and the full dividend thereon for the then current dividend period shall have been paid or declared, and

(2) unless, as to each series of Preferred Stock for which a sinking fund shall have been provided in the Directors' Resolution providing for the issuance of such series, the corporation shall have set aside the sum or sums required to be set aside by such Directors' Resolution, to be applied in the manner specified therein.

Subject to such conditions or restrictions as may be imposed in any Directors' Resolution, the corporation at the option of the Board of Directors may redeem in whole or in part the Preferred Stock of such series which by its terms is redeemable, at the time or times and on the terms and conditions fixed by the Directors' Resolution as to such series in accordance with the terms applicable to such Preferred Stock.

Any moneys set aside by the corporation and unclaimed at the end of six years from the date fixed for redemption shall revert to the general funds of the corporation.

So long as any shares of the Preferred Stock are outstanding, the corporation shall not amend, alter or repeal any of the provisions of this Article IV so as to affect adversely the rights, powers or preferences of the Preferred Stock or of the holders thereof, nor shall any consent or vote otherwise effective under said Article be effective with respect to the rights, powers or preferences of such Preferred Stock or be binding upon the holders of such Preferred Stock, without the consent of the holders of at least two-thirds (2/3) of the number of all outstanding shares of the Preferred Stock (and such further consent of that proportion of the holders of the shares of any one or more particular series, if any, as may be required by the Directors'
Resolution or Resolutions providing for the issuance of such one or more particular series), given in person or by proxy, by vote at a meeting called for that purpose.

So long as shares of a particular series of Preferred Stock are outstanding, the corporation shall not amend, alter or repeal any provision of the Directors' Resolution providing for the issuance of such series so as to affect adversely the rights, powers or preferences of the shares of such series or of the holders thereof, without the consent of the holders of at least two-thirds (2/3) of the number of outstanding shares of said series, given in person or by proxy, by vote at a meeting called for that purpose.

In the event of any liquidation, dissolution or winding up of the corporation, then, before any distribution or payment shall be made to the holder of any junior stock, the holders of the Preferred Stock of each series shall be entitled to be paid, in the event of a voluntary or involuntary liquidation, dissolution or winding up, such preferential amounts as may be fixed for such series in the Directors' Resolution providing for the issuance thereof. After such payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the corporation shall be distributed among the holders of junior stock according to their respective rights. In the event that the assets of the corporation available for distribution to holders of Preferred Stock shall not be sufficient to make the payments herein required to be made in full, such assets shall be distributed to the holders of the respective shares of Preferred Stock in accordance with such priorities, if any, as between the various series of Preferred Stock as may be specified in any Directors' Resolution.

Preferred Stock redeemed or otherwise retired by the corporation assumes the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any Directors' Resolution providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.

Pursuant to the authority conferred by this Article Fourth, the following series of Preferred Stock has been designated, such series consisting of the number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference:

Exhibit A: Series A Junior Participating Preferred Stock

B.     Common Stock.

1. Dividends. Subject to the prior rights and preferences of the Preferred Stock, and subject to the provisions and on the conditions set forth in the foregoing paragraph A of this Article IV, or in any Directors' Resolution providing for the issue of a series of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

2. Voting. Except as otherwise required by law, each share of Common Stock shall have one vote, in person or by proxy, for each share thereof held, and all shares of the corporation, including shares of Preferred Stock shall be voted as a single class except where specifically required by law to vote separately.

3. Distribution. After payment shall have been made in full to the holders of the Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of the corporation, the remaining assets and funds of the corporation shall be distributed among the holders of the Common Stock according to their respective shares.

C.     Pre-emptive Rights. No holder of any stock of the corporation shall be entitled as a matter of right to purchase or subscribe for any part of any stock of the corporation, authorized by this Article IV, or of any additional stock of any class to be issued by reason of any increase of the authorized stock of the corporation, or of any bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation, but any stock authorized by this Article IV or any such additional authorized issue of new stock or of securities convertible into stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations for such consideration and upon such terms and in such manner as the Board of Directors may in their discretion determine without offering any thereof on the same terms or on any terms to the stockholders then of record or to any class of stockholders.

D.     Miscellaneous. The corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof for all purposes and shall not he bound to recognize any equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Delaware.

A Director shall be fully protected in relying in good faith upon the books of account of the corporation or statements prepared by any of its officials as to the value and amount of the assets, liabilities and/or net profits of the corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Without action by the stockholders, the shares of stock may be issued by the corporation from time to time for such consideration (not less than the par value thereof if such stock has a par value) as may be fixed from time to time by the Board of Directors, and any and all such shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock and not liable to any further call or assessment thereon, and the holder of such shares shall not be liable for any further call or assessment thereon, or for any other payment thereof.

ARTICLE V

Directors

The number of Directors constituting the initial Board of Directors is seven (7); however, hereafter the Bylaws of the corporation shall fix the number at not less than five (5), nor more than twelve (12).

ARTICLE VI

Duration

The corporation is to have perpetual existence.

ARTICLE VII

Powers of the Board of Directors

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized:

1. To make, alter, amend and repeal the Bylaws;

2. To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to alter or abolish any such reserve;

3. To authorize and cause to be executed mortgages and liens upon the property and franchises of the corporation; and

4. To designate, by resolution passed by a majority of the whole Board, three or more directors to constitute an Executive Committee, which committee, unless its authority shall be otherwise expressly limited by such resolution, shall have and may exercise all of the authority of the Board of Directors in the business and affairs of the corporation except where action of the Board of Directors is specified by statute or other applicable law; provided, the designation of such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or him by law.

To the extent that any of the foregoing powers conflict with any applicable statute of the State of Delaware now or hereafter in effect, such statute, to the extent of such conflict, shall be controlling.

ARTICLE VIII

Amendments

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon officers, directors, and stockholders herein are granted subject to this reservation.

ARTICLE IX

Compromise or Arrangement with Creditors

Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

ARTICLE X

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of the foregoing provisions of this Article X by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 11th day of May, 2015.

TRINITY INDUSTRIES, INC.

By: /s/ Jared S. Richardson
Name: Jared S. Richardson
Title: Secretary

Exhibit A
Series A Junior Participating Preferred Stock

Section 1
Designation and Amount

The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 1,000,000.

Section 2
Dividends and Distributions

(A)    Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $4.25 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all, non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of common Stock (by reclassification or otherwise), declared on the Common Stock, par value $1.00 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after March 11, 1999 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)    The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $4.25 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)    Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of

Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued by unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3
Voting Rights

The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A)    In addition to such voting rights as may from time to time be required by the laws of Delaware, the holders of Preferred Stock shall vote at such times as holders of Common Stock may vote and in a like manner, one vote for each share of stock held, and all shares of the corporation shall be voted as a single class, except where specifically required by law to vote separately.
Section 4
Certain Restrictions

(A)    Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)    declare or pay dividends on, make any other distributions on (other than dividends or distributions in shares of stock junior to the Series A Junior Participating Preferred Stock), or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii)    declare or pay dividends on or make any other distributions on (other than dividends or distributions in shares of stock junior to the Series A Junior Participating Preferred Stock) any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)    except as permitted by subparagraph (iv) immediately below, redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv)    purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the

Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5
Reacquired Shares

Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6
Liquidation, Dissolution or Winding Up

(A)    Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received the greater of (a) $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Junior Preferred Stock were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction of the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)    In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

Section 7
Consolidation, Merger, etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8
Optional Redemption

(A)    The Company shall have the option to redeem the whole or any part of the Series A Junior Participating Preferred Stock at any time at a redemption price equal to 100 times the “current per share market price” of the Common Stock on the date of the mailing of the notice of redemption, plus unpaid accumulated dividends to the date of such redemption. In the event the Company shall at any time after the Rights Declaration Date, (i) declare any dividend on Common Stock, payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participation Preferred Stock were otherwise entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. The “current per share market price” on any date shall be deemed to be the average of the closing price per share of such Common Stock for the 10 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company. If on such date no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors of the Company shall be used. The term ‘‘Trading Day’’ shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of Delaware are not authorized or obligated by law or executive order to close.

(B)    Notice of any such redemption shall be given by mailing to the holders of the Series A Junior Participating Preference Stock a notice of such redemption, first class postage prepaid, not later than the thirtieth day and not earlier than the sixtieth day before the date fixed for redemption, at their last address as the same shall appear upon the books of the Company. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder received such notice, and failure duly to give such notice by mail, or any defect in such notice to any holder of Series A Junior Participating Preferred Stock shall not affect the validity of the proceedings for the redemption of such Series A Junior Participating Preferred Stock.

(C)    If less than all the outstanding shares of the Series A Junior Participating Preference Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata or in such fair and equitable other manner as may be prescribed by resolution of the Board of Directors.

(D)    The notice of redemption to each holder of Series A Junior Participating Preference Stock shall specify (a) the number of shares of Series A Junior Participating Preference Stock of such holder to be redeemed, (b) the date fixed for redemption, (c) the redemption price and (d) the place of payment of the redemption price.

(E)    If any such notice of redemption shall have been duly given or if the Company shall have given to the bank or trust company hereinafter referred to irrevocable written authorization promptly to give or complete such notice, and if on or before the redemption date specified therein the funds necessary for such redemption shall have been deposited by the Company with the bank or trust company designated in such notice, doing business in the United States of America and having a capital surplus and undivided profits aggregating at least $25,000,000 according to its last published statement of condition, in trust for the benefit of the holders of Series A Junior Participating Preferred Stock called for redemption, then, notwithstanding that any certificate for such shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit all such shares called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest, and the right to exercise, up to the close of business on the fifth day before the date fixed for redemption, all privileges of conversion or exchange, if any. In case less than all the shares represented by any surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Any interest accrued on such funds shall be paid to the Company from time to time. Any funds so deposited and unclaimed at the end of six years from such redemption date shall be repaid to the Company, after which the holders of shares of Series A Junior Participating Preferred Stock called for redemption shall look only to the Company for payment thereof; provided that any funds so deposited which shall not be required for redemption because of the exercise of any privilege of conversion or exchange subsequent to the date of deposit shall be repaid to the Company forthwith.

Section 9
Ranking

The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10
Amendment

So long as any shares of Series A Junior Participating Preferred Stock are outstanding, the Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Section 11
Fractional Shares

Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders’ fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.